Exhibit 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (hereafter as “Employment Agreement) is made effective as of the __ day of _____, 20__.

BETWEEN:

BAIYA INTERNATIONAL GROUP INC.

(the “Employer”)

-and-

___________________

(the “Executive”)

WHEREAS the Employer wishes to employ the Executive and the Executive wishes to be employed by the Employer and in connection therewith, the Employer and the Executive wish to enter into this Agreement which contains the agreed upon terms and conditions of employment for their mutual benefit;

AND WHEREAS the Executive understands the importance of promoting public transparency concerning the operations of the Employer and details surrounding the terms and conditions of the Executive’s employment;

NOW THEREFORE in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1. Position of Employment. The Employer agrees to employ the Executive, and the Executive agrees to serve the Employer, in the position of _______________.

2. Term of Employment. The Executive’s employment with the Employer shall begin on ___ day of ______, 20__, and shall continue for a period of ______ (___) years, after which time continued employment shall be on an “al will” basis, unless:

The Executive’s employment is terminated by either party in accordance with the terms of Section 5 of this Employment Agreement; or

Such term of employment is extended or shortened by a subsequent agreement duly executed by each of the parties to this Employment Agreement, in which case such employment shall be subject to the terms and conditions contained in the subsequent written agreement.

3. Compensation and Benefits.

Base Salary. The Executive shall be paid a base salary of RMB__________ annually (“Base Salary”), subject to applicable federal, state, and local taxes borne by the Executive The Base Salary shall be paid by the Employer on the ___ monthly, in other words, the Employer shall pay RMB __________ to the Executive on the ____ day of each month during the term of employment for the Base Salary owed to the Executive for the past month. Any increases in the Executive’s Base Salary for years beyond the first year of the Executive’s employment shall be in the sole discretion of Board of Directors of the Employer, and nothing herein shall be deemed to require any such increase.

Incentive and Deferred Compensation. The Executive shall be eligible to participate in all incentive and deferred compensation programs available to other executives or officers of the Employer, such participation to be in the same form, under the same preconditions and terms, and to the same extent that such programs are made available to other such executives or officers. Nothing in this Employment Agreement shall be deemed to require the payment of bonuses, awards, or incentive compensation to the Executive if such payment would not otherwise be required under the terms of incentive compensation programs of the Employer.

Employee Benefits. The Executive shall be eligible to participate in all employee benefit plans, policies, programs, or perquisites in which other executive or officers of the Employer participate.

4. Duties and Performance. The Executive acknowledges and agrees that he/she is being offered a position of employment by the Employer with the understanding that the Executive possesses a unique set of skills, abilities, and experiences which will benefit the Employer, and he/she agrees that his/her continued employment with the Employer, whether during the term of this Employment Agreement or thereafter, is contingent upon his/her successful performance of his/her duties in his/her position as noted above, or in such other position to which he/she may be assigned.

The Executive shall render to the very best of Executive’s ability, on behalf of the Employer, services to and on behalf of the Employer, and shall undertake diligently all duties assigned to him/her by the Employer.

The Executive shall devote his/her full time, energy and skill to the performance of the services in which the Employer is engaged, at such time and place as the Employer may direct. The Executive shall not undertake, either as an owner, director, shareholder, employee or otherwise, the performance of services for remuneration (actual or expected) for any other entity without the express written consent of the President or the Board of Directors of the Employer.

The Executive shall faithfully and industriously assume and perform with skill, care, diligence and attention all responsibilities and duties connected with his/her employment on behalf of the Employer.

The Executive shall have no authority to enter into any contracts binding upon the Employer, or to deliberately create any obligations on the part of the Employer, except as may be specifically authorized by the President or Board of Directors of the Employer.

5. Termination of Employment. The Executive’s employment with the Employer may be terminated, prior to the expiration of the term of this Employment Agreement, in accordance with any of the following provisions:

Termination by the Executive. The Executive may terminate his/her employment at any time during the course of this agreement by giving 30 days’ notice in advance in writing to the President of Board of Directors of the Employer. During the notice period, The Executive must fulfill all his/her duties and responsibilities set forth above and use his/her best efforts to train and support his/her replacement and duly complete work handover, if any. Failure to comply with this requirement may result in Termination for Cause described below, but otherwise the Executive’s salary and benefits will remain unchanged during the notice period.

Termination by the Employer Without Cause. The Employer may terminate the Executive’s employment at any time during the course of this agreement by giving 30 days’ notice in advance in writing to the Executive. During the notice period, the Executive must fulfill all of his/her duties and responsibilities set forth above and use his/her best efforts to train and support the replacement and duly complete work handover, if any. Failure of Executive to comply with this requirement may result in Termination for Cause described below, but otherwise the Executive’s salary and benefits will remain unchanged during the notice period. The Employer may, in its sole discretion, give the Executive severance pay in the amount of the remaining notice period in lieu of actual employment, and nothing herein shall require Company to maintain the Executive in active employment for the duration of the notice period.

Termination by the Employer For Cause. The Employer may, at any time and without notice, terminate the Executive for “cause”. Termination by the Employer of the Executive for “cause” shall include but not be limited to termination based on any of the following grounds: (a) failure to perform the duties of the Executive’s position in a satisfactory manner; (b) fraud, misappropriation, embezzlement or acts of similar dishonesty; (c) conviction of a felony involving moral turpitude; (d) illegal use of drugs or excessive use of alcohol in the workplace; (e) intentional and willful misconduct that may subject the Employer to criminal or civil liability; (f) breach of the Employee’s duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to the Employer; (g) willful disregard of Company policies and procedures; (h) breach of any of the material terms of this Agreement; and (i) insubordination or deliberate refusal to follow the instructions of the President or the Board of Directors of the Employer.

Termination By Death or Disability. The Executive’s employment and rights to get remuneration under this Employment Agreement shall terminate if the Executive is unable to perform the duties of his/her position due to death or disability lasting more than 90 days, and the Executive’s heirs, beneficiaries, successors, or assigns shall not be entitled to any of the remuneration or benefits to which the Executive is entitled under this Agreement, except: (a) to the extent specifically provided in this Employment Agreement (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which Employee is covered provide a benefit to the Executive’s heirs, beneficiaries, successors, or assigns.

6. Confidentiality. The Executive agrees that at all times during Executive’s employment and following the conclusion of Executive’s employment, whether voluntary or involuntary, the Executive will hold in strictest confidence and not disclose Confidential Information (as defined below) to anyone who is not also an employee of the Employer or to any employee of the Employer who does not also have access to such Confidential Information, without express written authorization of the President of Board of Directors of the Employer, unless otherwise agreed in the Agreement.

“Confidential Information” shall mean any trade secrets or Company proprietary information, including but not limited to manufacturing techniques, processes, formulas, customer and supplies lists, business contracts, inventions, experimental developments, research projects, operating methods, cost, pricing, financial data, business plans and proposals, market strategies, data and information the Employer receives in confidence from any other party, or any other secret or confidential matters of the Employer. Additionally, Employee will not use any Confidential Information for Employee’s own benefit or to the detriment of the Employer during Employee’s employment or thereafter. Employee also certifies that employment with the Employer does not and will not breach any agreement or duty that Employee has to anyone concerning confidential information belonging to others.

“Immunity from Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing: (1) Immunity-An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a federal, state or local government official, either directly or Indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) Use of Trade Secret Information in Anti-Retaliation Lawsuit-An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual-(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

7. Non-competition To the fullest extent permitted by applicable law, the terms of the Non-competition Agreement executed by the Employee are incorporated by reference into this Employment Agreement and are made a part hereto as if they appeared in this Employment Agreement itself.

8. Expenses. The Employer shall pay or reimburse the Executive for any expenses reasonably incurred by him/her in furtherance of his/her duties here under, including expenses for business travel, meals and hotel accommodations, upon submission by him/her of vouchers or receipts maintained and provided to the Employer in compliance with such rules and policies relating thereto as the Employer may from time to time adopt.

IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date written below.

Name:	Baiya International Group Inc.

4